EXHIBIT 4


               [Letterhead of Cleary, Gottlieb, Steen & Hamilton]


Writer's Direct Dial:  (212) 225-2730
E-Mail:  wolson@cgsh.com

                                                               December 12, 2003

Republic of Colombia
Ministry of Finance and Public Credit
Carrera 7A, No. 6-45, Piso 8
Bogota D.C., Colombia

Ladies and Gentlemen:

          We have acted as United States counsel to the Republic of Colombia (the "Republic"), in connection with the Republic's invitation (the "Invitation") to holders of its 9.75% Puttable or Mandatorily Exchangeable Bonds due 2009 (the "Old Bonds") to submit offers to exchange up to U.S. $250,000,000 principal amount of Old Bonds for new 9.75% Bonds due 2009 (the "New Bonds") and a U.S. dollar amount of cash, pursuant to the Republic's registration statements, filed with the U.S. Securities and Exchange Commission (the "Commission") under Schedule B of the U.S. Securities Act of 1933, as amended (the "Securities Act") on June 14, 2001 (Registration Statement No. 333-13624) and October 1, 2003 (Registration Statement No. 333-109215) (collectively, the "Registration Statement").

          In arriving at the opinions expressed below, we have reviewed the following documents:

          (a) the Registration Statement, the related Prospectus dated October 1, 2003, the Prospectus Supplement dated November 19, 2003 and the Supplement to the Prospectus Supplement dated November 21, 2003;

          (b) an executed copy of the Fiscal Agency Agreement dated as of September 28, 1994 (the "Fiscal Agency Agreement"), between the Republic and JPMorgan Chase Bank (formerly The Chase Manhattan
               Bank) the form of which was incorporated by reference as an exhibit to the Registration Statement;

          (c) the New Bonds, in the form of one or more global certificates, dated December 5, 2003, in the aggregate principal amount of U.S.$265,302,000, executed by the Republic; and

          (d) an executed copy of the Authorization Certificate dated December 5, 2003 pursuant to which the terms of the New Bonds were established.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such other documents and other certificates of public officials, representatives of the Republic and such other persons, and we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

          In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) that all agreements and documents we have examined have been duly authenticated, executed and delivered pursuant to Colombian law, (ii) that all signatures on all such agreements and documents are genuine and (iii) the accuracy as to factual matters of each document we have reviewed.

          Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that the New Bonds constitute valid, binding and enforceable obligations of the Republic.

          In giving the foregoing opinion, we have assumed that each of the Republic and the Fiscal Agent has satisfied those legal requirements that are applicable to it to the extent necessary to make the Fiscal Agency Agreement enforceable against the Republic and the Fiscal Agent and the New Bonds enforceable against the Republic (except that no such assumption is made as to the Republic regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience are normally applicable to the transactions contemplated in the Fiscal Agency Agreement and the New Bonds) and such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, to general principles of equity and to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors' rights.

          We note that the designation in Section 17 of the New Bonds of the U.S. federal courts sitting in the Borough of Manhattan, The City of New York, as the venue for actions or proceedings relating to the New Bonds is (notwithstanding the waiver in Section 17) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. ss.1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

          In addition, we note that the enforceability in the United States of the waiver by the Republic of its immunities from court jurisdiction and from legal process, as set forth in the Fiscal Agency Agreement and the New Bonds, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976.

          The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

          We hereby consent to the filing of this opinion as an exhibit to the Republic's Amendment No. 1 to the Republic's Annual Report on Form 18-K for its Fiscal Year ended December 31, 2002 and to the references to us under the heading "Validity of the Securities" in the Prospectus and under the heading "Validity of the New Bonds" in the Prospectus Supplement referred to above.

          In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statements, including this exhibit, within the meaning of the term "expert" as used in the Securities Act or the rules and regulations of the Commission issued thereunder.



                                             Very truly yours,

                                             CLEARY, GOTTLIEB, STEEN & HAMILTON



                                             By /s/ Wanda J. Olson
                                                -------------------------
                                                Wanda J. Olson, a Partner